Exhibit 23-4

                CONSENT OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Public Service Electric and Gas Company:

            We consent to the references to us under the heading "Legal Opinions" in the Prospectus relating to Mortgage Bonds filed as a part of the Registration Statement to which this Consent is attached as an Exhibit.

                                      /s/ Ballard Spahr Andrews & Ingersoll, LLP

Philadelphia, Pennsylvania
May 3, 2004